Investor Relations: Jane Elliott
investor.relations@globalpay.com
770.829.8234

Media Contact: Amy Corn
media.relations@globalpay.com
770.829.8755

Global Payments Provides Updated Information Regarding
Unauthorized System Access

ATLANTA, APRIL 1, 2012 - Global Payments Inc. (NYSE: GPN), a leader in payment processing services, announced on Friday, March 30, 2012 that it identified and self-reported unauthorized access into its processing system. The company believes that the affected portion of its processing system is confined to North America and less than 1,500,000 card numbers may have been exported. The investigation to date has revealed that Track 2 card data may have been stolen, but that cardholder names, addresses and social security numbers were not obtained by the criminals. Based on the forensic analysis to date, network monitoring and additional security measures, the company believes that this incident is contained.
The company continues to work with industry third parties, regulators and law enforcement to assist in the efforts to minimize potential cardholder impact. It has engaged multiple information security and forensics firms to investigate and address this issue.
“We are making rapid progress toward bringing this issue to a close. Our nearly 4,000 employees around the world are focused on providing exceptional service. We are open for business and continue to process transactions for all of the card brands,” said Chairman and CEO Paul R. Garcia.
Global Payments Inc. is a leading provider of electronic transaction processing services for merchants, Independent Sales Organizations (ISOs), financial institutions, government agencies and multi-national corporations located throughout the United States, Canada, Europe and the Asia-Pacific region.  Global Payments, a Fortune 1000 company, offers a comprehensive line of processing solutions for credit and debit cards, business-to-business purchasing cards, gift cards, electronic check conversion and check guarantee, verification and recovery including electronic check services, as well as terminal management.  Visit www.globalpaymentsinc.com for more information about the company and its services.

This announcement may contain certain forward-looking statements within the meaning of the “safe-harbor”

provisions of the Private Securities Litigation Reform Act of 1995. Statements that are not historical facts, including management's expectations regarding future events and developments, are forward-looking statements and are subject to significant risks and uncertainties. Important factors that may cause actual events or results to differ materially from those anticipated by such forward-looking statements include the following: the results of the continuing investigation of the unauthorized access of a portion of our processing system announced on March 30, 2012, including the discovery of additional transactions or card data implicated in the incident; to the effect of the remediation efforts on our operations; the impact on our results of operations that may result from these risks; and other risks detailed in the company's SEC filings, including the most recently filed Form 10-Q or Form 10-K, as applicable. The company undertakes no obligation to revise any of these statements to reflect future circumstances or the occurrence of unanticipated events.
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